Exhibit 99.1

Cheniere Energy, Inc. Announces Appointment of Jack A. Fusco as President and Chief Executive Officer

HOUSTON, May 12, 2016/ PRNewswire/ — Cheniere Energy, Inc. (“Cheniere”) (NYSE MKT: LNG) announced today that its Board of Directors has appointed Jack A. Fusco as President and Chief Executive Officer, effective immediately. Mr. Fusco succeeds Neal A. Shear, who has served as Cheniere’s interim President and Chief Executive Officer since December 2015. Mr. Fusco joins Cheniere from Calpine Corporation, where he most recently served as Executive Chairman of the Board of Directors.

“Jack has spent over thirty years in the energy industry and has significant experience leading companies with large-scale, asset-intensive portfolios and implementing corporate strategies focused on capital allocation, strategic developments and optimizing shareholder value. This experience will translate well as we make our transition into one of the top global LNG companies with a platform substantially underpinned with long-term sale and purchase agreements,” said G. Andrea Botta, Chairman of the Board.

Mr. Botta continued, “The Board of Directors would like to thank Neal for his leadership during his term as interim President and CEO. During this period, Cheniere began exporting LNG from the first train completed at Sabine Pass; construction of the additional trains continues on time and on budget. Neal will continue to serve on the Board of Directors and will be a special advisor to the CEO, ensuring an orderly transition.”

“Cheniere is well-positioned for success as a global LNG market leader and I look forward to building upon the many successes achieved to date. Our priorities will be focused on continued execution and completion of the LNG trains, both under construction and under development, and further commercialization of our LNG portfolio,” said Mr. Fusco. “Finally, I look forward to working with the Cheniere team as we seek to create long-term value for our shareholders.”

Most recently, Mr. Fusco served as Chief Executive Officer and a member of the Board of Directors of Calpine from August 2008 to May 2014 and as Executive Chairman from May 2014 through May 11, 2016. Mr. Fusco was recruited by Calpine’s key shareholders in 2008, just as that company was emerging from bankruptcy. Calpine is now America’s largest generator of electricity from natural gas, safely and reliably meeting the needs of an economy that demands cleaner, more fuel-efficient and dependable sources of electricity. As CEO of Calpine, Mr. Fusco managed a team of approximately 2,300 employees and led one of the largest purchasers of natural gas in America, a successful developer of new gas-fired power generation facilities and a company that has prudently managed the inherent commodity trading and balance sheet risks associated with being a merchant power producer. He will continue to serve as a director on the board of Calpine.

Mr. Fusco’s career of over thirty years in the energy industry began with his employment at Pacific Gas & Electric Company upon graduation from California State University, Sacramento with a Bachelor of Science in Mechanical Engineering in 1984. He joined Goldman Sachs thirteen years later as a Vice President with responsibility for commodity trading and marketing of wholesale electricity, a role that led to the creation of Orion Power Holdings, an independent power producer that Mr. Fusco helped found with backing from Goldman Sachs, where he served as President and Chief Executive Officer from 1998-2002. In 2004, he was asked to serve as Chairman and Chief Executive Officer of Texas Genco LLC by a group of private institutional investors, and successfully managed the transition of that business from a subsidiary of a regulated utility to a strong and profitable independent company, generating a more than 5-fold return for shareholders upon its merger with NRG in 2006.

Cheniere has granted one-time employee inducement awards of 236,381 restricted shares to Mr. Fusco as of May 12, 2016.

Under Mr. Fusco’s employment agreement with the company, he has agreed to purchase $10,000,000 worth of Cheniere’s common shares by no later than December 31, 2016.

The aforementioned inducement awards have been approved by Cheniere’s compensation committee without shareholder approval as an “employee inducement” award under Section 711(a) of the NYSE MKT LLC Company Guide. This press release is made in compliance with Section 711(a) of the NYSE MKT LLC Company Guide. The employee inducement awards were issued as a material inducement to Mr. Fusco’s entering into employment with Cheniere under and pursuant to the Company’s 2015 Employee Inducement Incentive Plan and applicable award agreements. The restricted shares vest 25% on December 31, 2016 and 75% in equal installments every six months through the third anniversary of the grant date subject to Mr. Fusco’s continued employment; provided that up to 152,812 of the restricted shares vest on Mr. Fusco’s termination of employment due to disability or death, and the portion of the restricted shares scheduled to vest within one year following a termination of Mr. Fusco’s employment by the Company without “cause” or by Mr. Fusco for “good reason” (as those terms are defined in Mr. Fusco’s employment agreement) continue to vest notwithstanding Mr. Fusco’s termination.

About Cheniere Energy, Inc.

Cheniere Energy, Inc., a Houston-based energy company primarily engaged in LNG-related businesses, owns and operates the Sabine Pass LNG terminal in Louisiana. Directly and through its subsidiary, Cheniere Energy Partners, L.P., Cheniere is constructing and developing liquefaction projects near Corpus Christi, Texas and at the Sabine Pass LNG terminal, respectively. Cheniere is also exploring a limited number of opportunities directly related to its existing LNG business. For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the Securities and Exchange Commission.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities and its intent to transition into an operating company with stable and growing positive cash flow underpinned by long-term offtake agreements with investment grade energy companies worldwide, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements and (vi) statements regarding future discussions and entry into contracts. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

CONTACT:

Investors: Randy Bhatia: 713-375-5479, Media: Faith Parker: 713-375-5663